Exhibit 99.1

NINE ENERGY SERVICE ANNOUNCES APPOINTMENT OF GOOGLE CLOUD VP,

DARRYL WILLIS, TO BOARD OF DIRECTORS

Industry Veteran to Provide Leadership and Technology Expertise for Continued Growth

HOUSTON (August 10, 2018)—Nine Energy Service, Inc. (“Nine” or the “Company”) (NYSE: NINE), a leading oilfield services company that offers completion and production solutions, today announced the appointment of Darryl Willis, Vice President Oil, Gas & Energy at Google Cloud, as an independent director of the firm, effective immediately.

A 25-year veteran of the oil and gas industry, Willis brings technical and global management experience and insight in subsurface, drilling, operations, commercial, strategy, safety, ethics and compliance, public affairs, crisis management and technology to Nine.

“We are thrilled to welcome Darryl to Nine’s Board of Directors,” said Ernie Danner, Chairman of the Board for Nine Energy Service. “Darryl has extensive technical expertise, as well as leadership experience in the industry, making him an outstanding addition to our Board. Darryl has an impressive track record of leading businesses to growth with a focus on technology and we look forward to the impact he will have here at Nine.”

Willis serves as Vice President Oil, Gas & Energy at Google Cloud, where he is responsible for driving business across the Energy sector by developing products and solutions, building relationships with key leaders and providing his business expertise to sales teams. Prior to joining Google, Willis was President and Chief Executive Officer for BP Angola.

“Nine has a highly distinguished Board of Directors and I’m honored to be joining them,” said Willis. “The company continues to establish itself as a leader in the industry by remaining invested in providing the best quality of services and technology possible. I’m excited for the opportunity to build on Nine’s current momentum and provide leadership toward further innovation and growth.”

Willis holds a Master of Science in Management from Stanford University with concentrations in Managing Global Businesses and Social Responsibility, A Master of Science in Geology and Geophysics from the University of New Orleans, and a Bachelor of Science in Chemistry & Literature from Northwestern State University.

About Nine Energy Service

Nine Energy Service is an oilfield services company that offers completion and production solutions throughout North America. The Company brings years of experience with a deep commitment to serving clients with smarter, customized solutions and world-class resources that drive efficiencies. Strategically located throughout the U.S. and Canada, Nine continues to differentiate itself through superior service quality, wellsite execution and cutting-edge technology. Nine is headquartered in Houston, Texas with operating facilities in the Permian, Eagle Ford, SCOOP/STACK, Niobrara, Barnett, Bakken, Marcellus, Utica and throughout Canada.

For more information about Nine, visit their website at www.nineenergyservice.com.

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Media and Investor Contact:

Heather Schmidt

Director, Investor Relations and Marketing

heather.schmidt@nineenergyservice.com

281-730-5113